Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES ANNOUNCES THE START OF PHASE II STUDY OF ELAGOLIX IN UTERINE FIBROIDS

RECEIVES MILESTONE PAYMENT OF $10 MILLION UNDER ABBOTT COLLABORATION AGREEMENT

San Diego, CA, September 13, 2011 - Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced that Abbott has started a Phase II clinical trial to evaluate elagolix, a next-generation Gonadotropin Releasing Hormone (GnRH) Receptor Antagonist, in the treatment of uterine fibroids. The initiation of this trial triggered a $10 million milestone payment from Abbott to the Company.

“We are pleased that our collaboration has reached this important milestone with elagolix now being evaluated in a clinical setting for use in treating uterine fibroids,” said Kevin C. Gorman, President and Chief Executive Officer of Neurocrine Biosciences. “This is evidence of the clinical momentum for elagolix which is moving forward in endometriosis and now uterine fibroids. We look forward to a continued successful collaboration with Abbott.”

Uterine fibroids are benign tumors that form in the wall of the uterus. They are the most common type of growth found in a woman’s pelvis and are most common in women aged 30–50 years. While many women do not have symptoms, depending on the size, location and number, uterine fibroids can cause heavy menstrual bleeding, can put pressure on the bladder and rectum, and can cause pain and nausea. Symptoms can also include miscarriage and infertility. Depending on the symptoms, treatment sometimes requires surgery, including the total removal of the uterus.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including endometriosis, stress-related disorders, tardive dyskinesia, uterine fibroids, pain, diabetes, insomnia, and other neurological and endocrine-related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include, but are not limited to, risk that elagolix will not proceed to later stage clinical trials for uterine fibroids; risk that the elagolix clinical trials will fail to demonstrate that elagolix is safe and effective for the treatment of uterine fibroids; risk that elagolix Phase III clinical trials will be delayed or not successfully initiated; risk that elagolix Phase III clinical trials will fail to demonstrate that elagolix is safe and effective for the treatment of endometriosis; risk associated with the Company’s dependence on corporate collaborators for clinical development, commercial manufacturing and marketing and sales activities. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2010 and report on Form 10-Q for the quarter ended June 30, 2011. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.